Exhibit 99.1


[LOGO] SOVEREIGN BANCORP                            News Release

  Corporate Headquarters:  1500 Market Street, Philadelphia, PA

FOR IMMEDIATE RELEASE

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DATE:  2/26/03       FINANCIAL CONTACTS
                     Jim Hogan         610-320-8496  jhogan@sovereignbank.com
                     Mark McCollom     610-208-6426  mmccollo@Sovereignbank.com
                     Tye Barnhart      610-988-0300  tbarnhar@sovereignbank.com

                     MEDIA CONTACT
                     Ed Shultz         610-371-3201  eshultz@sovereignbank.com
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     Sovereign Bancorp Announces Tender Offer for 2004 Debt

     Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV - News), parent company of Sovereign Bank ("Bank"), today announced that it intends to make a tender offer to purchase any and all of its $175 million of outstanding 8.625% Senior Notes due March 2004 ("8.625% Notes") and any and all of its $200 million of its outstanding 10.25% Senior Notes due May 2004 ("10.25% Notes").

     Sovereign said that the tender price is $1,062.50 for each $1,000 principal amount 8.625% Note and $1,091.25 for each $1,000 principal amount 10.25% Note. Sovereign also said that the tender offer would commence on Wednesday, February 26, 2003 at 9:00 a.m. ET and terminate on Tuesday, March 4, 2003 at 5:00 p.m. ET, unless extended by Sovereign.

     James D. Hogan, Chief Financial Officer of Sovereign, said, "The purpose of the tender offer is to accelerate the favorable impact of 2004 debt retirement, to improve the quality of Sovereign's balance sheet, and to improve the flexibility of Sovereign's liabilities. This transaction is consistent with our strategy over the last few years of reducing Sovereign's high cost borrowings, reducing our double leverage ratio, and decreasing the cash dividends required from Sovereign Bank to fund Sovereign's debt service requirements," Hogan continued.

     Funding for notes tendered for purchase pursuant to the tender offer will be provided by a $120 million dividend made from the capital of the Bank in the first quarter of 2003 and by an advance under Sovereign's credit facility with the Bank of Scotland.

     Salomon Smith Barney and Lehman Brothers have been appointed dealer managers for the tender offer. Questions regarding the tender offer may be directed to the liability management groups of each of the respective companies, as follows:

            Salomon Smith Barney            Lehman Brothers
            212-723-6106                    212-528-7581
            800-558-3745                    800-438-3242

     A live web-cast conference call will be held to discuss the anticipated pro forma effects of the tender offer and Sovereign's broader asset and liability management and capital plans. Interested parties may access the web-cast on February 27, 2003 beginning at 9:00 a.m. ET via http://www.videonewswire.com/SovereignTenderOffer/022703. A replay of this web-cast can be accessed anytime from 11:00 a.m. ET on February 27, 2003 through 6:00 p.m. ET March 21, 2003.

     An electronic presentation document can be accessed beginning Wednesday, February 26, 2003 at 9:00 a.m. ET at http://ir.thomsonfn.com/IRUploads/8271/FileUpload/Restructuring.
ppt or at www.sovereignbank.com =>Investor Relations=>Financial
Reports=>Corporate Presentations. The presentation document serves as a reference and summary for the live web-cast.

     Sovereign Bancorp, Inc., ("Sovereign") headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $40 billion financial institution with approximately 525 community banking offices, over 1,000 ATMs and about 7,500 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign is among the 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

Note:

     This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2003 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of
1995), which involve significant risks and uncertainties.
Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, competition, terrorist attacks, armed conflicts involving the U.S. Military; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. Operating earnings may differ from net income due to items such as merger-related charges, balance sheet restructuring charges, and certain other non-recurring items.